EXECUTION COPY
THIRD AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amendment to Amended and Restated Employment Agreement (this “Amendment”) is made and entered into effective as of May 20, 2014, by and between Team Health, Inc., a Tennessee corporation (the “Company”), and H. Lynn Massingale, M.D. (the “Employee”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Employment Agreement.

WITNESSETH:

WHEREAS, the Company and Employee entered into that certain Amended and Restated Employment Agreement, dated November 25, 2009, as amended August 1, 2011 and January 1, 2012, (the “Employment Agreement”) and the Employee and the Company hereby desire to amend the Employment Agreement;

WHEREAS, the parties previously had agreed that Employee would devote less than full time to the business of Company; and

WHEREAS, the Company desires, and Employee is agreeable, that Employee will devote additional time to the business of the Company specifically related to the Company’s search for a new CEO and additional personnel, and such other matters as the parties may agree upon from time to time.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    The second sentence of Section 2 of the Employment Agreement is hereby deleted and replaced with the following:

Employee shall devote the amount of business time, attention and effort to the affairs of the Company as reasonably required to accomplish Employee’s duties, specifically including the Company’s search for a new CEO and additional personnel, and shall use his reasonable best efforts to promote the interests and success of the Company, and shall cooperate fully with the Board in the advancement of the best interests of the Company, consistent with the terms of this Agreement.

2.    Section 6.5(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(a)    If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, then, subject to Employee’s continued compliance with the provisions of Section 7 and 8 of this Agreement, the Company shall provide to Employee the following:

(i)    Employee will receive an amount equal to three (3) times Employee's Base Salary, payable in twelve (12) separate payments of equal amounts in monthly installments, beginning on the date of termination.

(ii)    Employee will receive an amount equal to three (3) times the annual Bonus paid to Employee pursuant to Section 3.2 of this Agreement for the most recently completed Performance Period (as defined in Exhibit A), payable in twelve (12) separate payments of equal amounts in monthly installments, beginning on the date of termination.

(iii)    Notwithstanding the provision in Exhibit A that Employee’s Bonus shall not accrue until the last day of the Performance Period, upon Employee’s termination of employment for Good Reason or in the event Company terminates Employee’s employment without Cause, Employee shall be entitled to a Bonus for the Performance Period encompassing Employee’s termination date (even though the Performance Period may end after Employee’s termination of employment) but such Bonus shall be pro-rated through the Employee’s date of termination based upon the percentage of such Performance Period that shall have elapsed through the date of Employee’s termination of employment. This Bonus shall not be considered as the “most recently completed Performance Period” under Section 6.5(a)(ii) of this Agreement unless it is greater than the most recently completed Performance Period, in which case it shall be considered as the most recently completed Performance Period for purposes of Section 6.5(a)(ii), and in such event Company shall pay all additional monies owed to Employee within 10 days after such amount is determined.

3    Section 6.5(b)(ii) of the Employment Agreement is hereby deleted and replaced with the following:

(ii)    Employee’s Trust will receive an amount equal to two (2) times the annual Bonus paid to Employee pursuant to Section 3.2 of this Agreement for the most recently completed Performance Period, payable in equal monthly installments for two years following the date of termination. Notwithstanding the provision in Exhibit A that Employee’s Bonus shall not accrue until the last day of the Performance Period, upon Employee’s termination of employment due to Employee’s death, Employee shall be entitled to a Bonus for the Performance Period encompassing Employee’s termination date (even though the Performance Period may end after Employee’s termination of employment) but such Bonus shall be pro-rated through the Employee’s date of termination based upon the percentage of such Performance Period that shall have elapsed through the date of Employee’s termination of employment. This Bonus shall not be considered as the “most recently completed Performance Period” under this Section 6.5(b)(ii) unless it is greater than the most recently completed Performance Period, in which case it shall be considered as the most recently completed Performance Period for purposes of this Section 6.5(b)(ii), and in such event Company shall pay all additional monies owed to Employee within 10 days after such amount is determined.

4.    Section 6.5(c)(ii) of the Employment Agreement is hereby deleted and replaced with the following:

(ii)    Employee will receive an amount equal to two (2) times the annual Bonus paid to Employee pursuant to Section 3.2 of this Agreement for the most recently completed Performance Period, payable in twelve (12) separate payments of equal amounts in monthly installments, beginning on the date of termination. Notwithstanding the provision in Exhibit A that Employee’s Bonus shall not accrue until the last day of the Performance Period, upon Employee’s termination of employment by the Company due to Employee’s Disability, Employee shall be entitled to a Bonus for the Performance Period encompassing Employee’s termination date (even though the Performance Period may end after Employee’s termination of employment) but such Bonus shall be pro-rated through the Employee’s date of termination based upon the percentage of such Performance Period that shall have elapsed through the date of Employee’s termination of employment. This Bonus shall not be considered as the “most recently completed Performance Period” under this Section 6.5(c)(ii) unless it is greater than the most recently completed Performance Period, in which case it shall be considered as the most recently completed Performance Period for purposes of this Section 6.5(c)(ii), and in such event Company shall pay all additional monies owed to Employee within 10 days after such amount is determined.

5.    If the Employment Agreement is terminated (i) by the Company without Cause, (ii) due to Employee’s death or Disability, (iii) by Employee for Good Reason, or (iv) by Employee due to Employee’s retirement from Company, then all previously unvested equity, including stock options and restricted stock, held by Employee shall be deemed to automatically vest on the date of termination and, notwithstanding anything to the contrary in any other document (including any stock option or stock grant agreement), may be exercised by Employee (or his estate or representatives) at any time prior to the earliest to occur of: (i) two years from the effective date of termination (but in no event beyond the expiration of the normal full term of the stock options), or (ii) the first date on which Employee breaches the Covenants set forth in Section 7 of the Employment Agreement.

6.    Section 7.3(d) of the Employment Agreement is hereby amended by adding new clauses (iii) and (iv) at the end of such section:

(iii) being employed by facility healthcare providers such as hospitals, surgery centers, information technology or revenue cycle services providers and the like, and (iv) engaging in any activity except (A) emergency medicine staffing services, (B) hospitalist staffing services, (C) anesthesia staffing services, (D) locum tenens staffing services, and (E) staffing services in any other line of business of the Company or any Related Company where the net revenues from such line of business exceed 5% of the total combined net revenues of the Company and the Related Companies during the twelve (12) months immediately preceding the date of Employee’s termination of employment.

7.    The Company agrees that no event shall constitute a breach by Employee of any Covenant unless and until the Company shall have notified Employee in writing describing the event which it alleges constitutes a breach of a Covenant and then only if Employee shall fail to cure such event within ten (10) days following his receipt of such written notice.

8.    The parties desire to consolidate their understanding and agreement with respect to restrictive covenants applicable to Employee. Accordingly, the parties agree that Section 7 of the Employment Agreement is the complete understanding and agreement among the Company and Employee with respect to any restrictive covenants applicable to Employee. Except as set forth in Section 7 of the Employment Agreement, the Company agrees that Employee is not bound by any restrictive covenant in any other document or agreement, including but not limited to, any nonqualified stock option agreement, restricted stock award agreement, nonsolicitation agreement, or otherwise. To the extent any other document or agreement between the Company and Employee purports to impose any restrictive covenant against Employee, other than as set forth in Section 7 of the Employment Agreement, the Company agrees that any such provision in any such document or agreement is null and void.

9.    Each party represents and warrants to the other party that this Amendment has been duly authorized, executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable in accordance with its terms. Without limiting the generality of the foregoing, the Company represents and warrants that this Amendment has been duly authorized by its Compensation Committee and will be duly ratified by its board of directors.

10.    Except as expressly amended or modified hereby, the Employment Agreement will and do remain in full force and effect in accordance with their respective terms.

11.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

COMPANY:

Team Health, Inc.

By:    /s/ HEIDI S. ALLEN
Its:    Senior Vice President and General Counsel

EMPLOYEE:

/s/ H. LYNN MASSINGALE, M. D.
H. Lynn Massingale, M.D.

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